                                                                       EXHIBIT 1

                       STOCK PURCHASE AND SALE AGREEMENT
                       ---------------------------------

     STOCK PURCHASE AND SALE AGREEMENT, dated as of April 28, 2000 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), among Minotaur Partners II, L.P., an Illinois limited partnership ("MP II"), ValueVision International Inc., a Minnesota corporation ("ValueVision"), Dominic Mangone ("Mangone"), Raymond Bank ("Bank" and, together with MP II, ValueVision and Mangone, the "Purchasers"), and Transmedia Network Inc., a Delaware corporation (the "Company"). All capitalized terms used and not otherwise defined herein have the meanings ascribed to them in Article IX hereof.

     WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, (i) 1,534,247 newly issued shares of Common Stock in the aggregate (such 1,534,247 newly issued shares, collectively the "Shares") at a price of $4.5625 per share (the "Share Purchase Price") and (ii) warrants (the "Warrants") in the form of Exhibit A hereto to
                                                          ---------
purchase an additional 3,068,494 shares of Common Stock in the aggregate (such additional 3,068,494 shares of Common Stock in the aggregate issuable from time to time upon the exercise of the Warrants, collectively the "Warrant Shares").

     NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                   PURCHASE AND SALE OF SHARES AND WARRANTS

     1.1  Purchase and Sale of the Shares and Warrants. Upon the terms and
          --------------------------------------------
subject to the satisfaction of the conditions contained in this Agreement, at the Closings, the Company shall issue and sell to the Purchasers (in such proportions as between the Purchasers as set forth on Schedule 1 hereto), and
                                                      ----------
the Purchasers shall so purchase from the Company, the Shares and Warrants in two separate tranches, as follows:

     (a) In the first tranche (the "First Tranche"), the Company shall issue and sell to the Purchasers, and the Purchasers shall so purchase from the Company, free and clear of all Liens, (i) 904,303 Shares (the "First Tranche Shares") and (ii) Warrants to purchase 1,808,606 Warrant Shares (the "First Tranche Warrants"); and

     (b) In the second tranche (the "Second Tranche"), the Company shall issue and sell to the Purchasers, and the Purchasers shall so purchase from the Company, (i) 629,944 Shares (the "Second Tranche Shares") and (ii) Warrants to purchase 1,259,888 Warrant Shares (the "Second Tranche Warrants").

     1.2  Consideration. Upon the terms and subject to the satisfaction of the
          -------------
conditions contained in this Agreement, the Purchasers shall pay to the Company (in such proportions as between the Purchasers as set forth on Schedule 1 hereto) (i) $4,125,882 in the
                                       ----------
aggregate for the First Tranche (the "First Purchase Price") and (ii) $2,874,120 in the aggregate for the Second Tranche (the "Second Purchase Price" and, together with the First Purchase Price, the "Purchase Price").


                                  ARTICLE II

                                 THE CLOSINGS

     2.1  Time and Place. (a) Upon the terms and subject to the satisfaction of
          --------------
the conditions contained in this Agreement, the closing of the First Tranche (the "First Closing") shall take place at the offices of Transmedia Network Inc., 11900 Biscayne Boulevard, Miami, Florida, at 10:00 a.m. (local time) on the third business day following the date on which all of the conditions hereunder have been satisfied or waived, or at such other place or time as the Purchasers and the Company may agree. The date and time at which the First Closing actually occurs is hereinafter referred to as the "First Closing Date."

     (b) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, including but not limited to the Stockholder Approval, the closing of the Second Tranche (the "Second Closing" and, together with the First Closing, the "Closings") shall take place at the offices of Transmedia Network Inc., 11900 Biscayne Boulevard, Miami, Florida, at 10:00 a.m. (local time) within ten business days of the Company receiving the Stockholder Approval, or at such other place or time as the Purchasers and the Company may agree, but in no event at any time prior to the receipt of the Stockholder Approval. The date and time at which the Second Closing actually occurs is hereinafter referred to as the "Second Closing Date" and, together with the First Closing Date, the "Closing Dates."

     2.2  Deliveries by the Company. (a) At the First Closing, the Company shall
          -------------------------
deliver the following to the Purchasers:

          (i) stock certificates representing the First Tranche Shares, in the names of MP II, ValueVision, Mangone and Bank, dated as of the First Closing Date, in the respective denominations set forth on
                Schedule 1 hereto;
                ----------

          (ii) the First Tranche Warrants, in the names of MP II, ValueVision, Mangone and Bank, dated as of the First Closing Date, in the respective denominations set forth on Schedule 1 hereto; and
                                                      ----------

          (iii) all other documents, instruments and writings required to be delivered by the Company at or prior to the First Closing Date pursuant to this Agreement.

     (b)  At the Second Closing, the Company shall deliver the following to the
          Purchasers:

          (i) a certificate of the Secretary or any Assistant Secretary of the Company certifying as to the receipt by the Company of the Stockholder Approval;

          (ii) stock certificates representing the Second Tranche Shares, in the names of MP II, ValueVision, Mangone and Bank, dated as of the Second Closing Date, in the respective denominations set forth on Schedule 1 hereto;
                         ----------

          (iii) the Second Tranche Warrants, in the names of MP II, ValueVision, Mangone and Bank, dated as of the Second Closing Date, in the respective denominations set forth on Schedule 1 hereto; and
                                                      ----------

          (iv) all other documents, instruments and writings required to be delivered by the Company at or prior to the Second Closing Date pursuant to this Agreement.

     2.3  Deliveries by the Purchasers. (a) At the First Closing, the Purchasers
          ----------------------------
shall deliver the following to the Company:

          (i) the First Purchase Price by wire transfer of immediately available funds to such accounts designated in a writing delivered by the Company to the Purchasers no less than two (2) business days prior to the First Closing Date or by such other means as may be agreed upon in writing by the Company and the Purchasers; and

          (ii) all other documents, instruments and writings required to be delivered by the Purchasers at or prior to the First Closing Date pursuant to this Agreement.

     (b) At the Second Closing, the Purchasers shall deliver the following to the Company:

          (i) the Second Purchase Price by wire transfer of immediately available funds to such accounts designated in a writing delivered by the Company to the Purchasers no less than two (2) business days prior to the Second Closing Date or by such other means as may be agreed upon in writing by the Company and the Purchasers; and

          (ii) all other documents, instruments and writings required to be delivered by the Purchasers at or prior to the Second Closing Date pursuant to this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents, warrants and covenants to the Purchasers on the date of this Agreement and again on the First Closing Date, which representations, warranties and covenants shall survive the Closings to the extent hereinafter provided, that (except as set forth in the Company's schedules delivered herewith):

     3.1  Organization and Qualification. Each of the Company and each
          ------------------------------
Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (including any foreign country) where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect.

     3.2  Certificate of Incorporation and Bylaws. The Company has heretofore
          ---------------------------------------
made available to the Purchasers a complete and correct copy of the certificates of incorporation of the Company and iDine and the bylaws of the Company and iDine as currently in effect (collectively, the "Organizational Documents"). Such Organizational Documents are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or any Subsidiary (including, without limitation, any joint venture, investment or other agreement). Neither the Company nor iDine is in violation of any of the provisions of its Organizational Documents.

     3.3  Capitalization; Subsidiaries.
          ----------------------------

     (a) The authorized capital stock of the Company consists of 70,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of March 31, 2000, (i) 13,632,709 shares of Common Stock were issued and outstanding,
(ii) 4,149,378 shares of Series A Preferred Stock were issued and outstanding and (iii) no shares of Common Stock or Preferred Stock were held in the treasury of the Company.

     (b) The First Tranche Shares and the First Tranche Warrants shall represent approximately 13.23% of the Fully Diluted Common Stock and 19.90% of the outstanding shares of Common Stock as of the First Closing Date. The Second Tranche Shares and the Second Tranche Warrants shall represent approximately 8.44% of the Fully Diluted Common Stock and 13.86% of the outstanding shares of Common Stock as of the Second Closing Date.

     (c)  Except as set forth above in Section 3.3(a) and as set forth in
Schedule 3.3(c) hereto, and except with respect to options granted to employees
---------------
of the Company in the ordinary course of business, there were as of March 31, 2000 no outstanding Equity Securities of the Company. Schedule 3.3(c) includes
                                                       ---------------
a true and correct table summarizing all outstanding stock options, warrants and other rights to acquire Equity Securities of the Company or any Subsidiary, including the identity and title of the holder (other than the holders of the Series A Preferred Stock), the number of shares covered, the vesting schedule therefor, the exercise price therefor, and the termination date therefor.

     (d) Each of the outstanding shares of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company free and clear of all Liens, and there are no outstanding Equity Securities of any Subsidiary other than such shares. Except as set forth on Schedule 3.3(d) hereto, the Company does not own, directly or
                ---------------
indirectly, any capital stock or other equity interest in any Person other than the Subsidiaries.

     3.4  The Shares and the Warrants.
          ---------------------------

     (a) Upon payment of the First Purchase Price, the Purchasers will acquire good and marketable title to the First Tranche Shares and the First Tranche Warrants, free and clear of all Liens, and such First Tranche Shares shall be validly issued, fully paid and nonassessable. Upon exercise of the First Tranche Warrants, in whole or, from time to time, in part, and upon payment of the exercise price therefor, in accordance with the terms of the First Tranche Warrants, the Purchasers will acquire good and marketable title to the First Warrant Shares, free and clear of all Liens, and such First Warrant Shares shall be validly issued, fully paid and nonassessable.

     (b) Upon payment of the Second Purchase Price, the Purchasers will acquire good and marketable title to the Second Tranche Shares and the Second Tranche Warrants, free and clear of all Liens, and such Second Tranche Shares shall be validly issued, fully paid and nonassessable. Upon exercise of the Second Tranche Warrants, in whole or, from time to time, in part, and upon payment of the exercise price therefor, in accordance with the terms of the Second Tranche Warrants, the Purchasers will acquire good and marketable title to the Second Warrant Shares, free and clear of all Liens, and such Second Warrant Shares shall be validly issued, fully paid and nonassessable.

     3.5  Power and Authority. The Company has all necessary corporate power and
          -------------------
authority to execute and deliver this Agreement, the Co-Sale and Voting Agreement, the Investment Agreement, the Warrants and all other documents, instruments and other writings to be executed and/or delivered by or on behalf of the Company to the Purchasers or any of their representatives in connection with the transactions contemplated hereby or thereby (collectively, the "Company Transaction Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of each of the Company Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of the Company (the "Board"), and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of the Company Transaction Documents or the consummation of the transactions contemplated hereby and thereby, other than Stockholder Approval. The Board has approved each of the Company Transaction Documents and the transactions contemplated hereby and thereby so as to render inapplicable to such transactions, including, without limitation, the issuance to the Purchasers of the Shares, the Warrants and Warrant Shares, the restrictions contained in Article Seventh of the Certificate of Incorporation of the Company and the restrictions contained in
Section 203 of the Delaware General Corporation Law. Each of the Company Transaction Documents has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the Purchasers, each constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     3.6  No Conflict; Required Filings and Consents. The execution, delivery
          ------------------------------------------
and performance of the Company Transaction Documents by the Company do not and will not: (a) conflict with or violate the Organizational Documents of the Company or any Subsidiary; (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which its or any of their respective properties are bound or affected; (c) require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity (other than any filing required under Section 13(a) or (d), 14, 15(d) or 16(a) of the Exchange
Act); or (d) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss by the Company or any Subsidiary of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any Subsidiary pursuant to, any Contract, Permit or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties are bound or affected; other than (i) in the case of clauses (b) and (d) for such conflicts, violations, breaches, defaults, rights, losses and Liens as, and
(ii) in the case of clause (c), such consents, approvals, authorizations, permits, actions, filings and notifications, the absence of which, would not have a Material Adverse Effect.

     3.7  Employment, Consulting and Severance Agreements and Related Matters.
          -------------------------------------------------------------------
Except as set forth in Schedule 3.7 hereto:
                       ------------

     (a) There are no Employment, Consulting or Severance Agreements with respect to iDine to which the Company or iDine is a party or by which the Company or iDine or any of their respective assets may be bound, and no present or former employee, officer, director, consultant, independent contractor or other agent of the Company or iDine is a party to or the beneficiary of any such Employment, Consulting or Severance Agreements; and

     (b) The execution and delivery of this Agreement or the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby: (i) do not and will not result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss by the Company or any Subsidiary of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of any Employment, Consulting or Severance Agreement; or (ii) do not and will not give rise to any obligation on the part of the Company or any Subsidiary to pay or provide any Severance Payment.

     3.8  Compliance; No Violation. Each of the Company and each Subsidiary is
          ------------------------
in compliance with, and is not in default or violation of, (i) its respective Organizational Documents and (ii) all Contracts, Permits and other instruments or obligations to which any of them are a party or by which any of them or any of their respective properties may be bound or affected, except, in the case of clause (ii), for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2000, neither the Company nor any Subsidiary has received notice of any revocation or modification of any federal, state, local or foreign Permit material to the Company and its subsidiaries taken as a whole.

     3.9  SEC Documents; Undisclosed Liabilities.
          --------------------------------------

     (a) Since September 30, 1998, the Company has filed all required reports, schedules, forms, proxy, registration and other statements and other documents with the SEC (collectively, the "SEC Documents"). As of the date of this Agreement, the last SEC Document filed by the Company was its Quarterly Report on Form 10-Q for the quarter ended December 31, 1999. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. As of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by a later SEC Document filed and publicly available prior to the Closing Dates, the circumstances or bases for which modifications or supersessions have not and will not individually or in the aggregate result in any material liability or obligation on behalf of the Company under the Securities Act, the Exchange Act, the rules promulgated under the Securities Act or the Exchange Act, or any federal, state or local anti-fraud, blue-sky, securities or similar laws. The consolidated financial statements of the Company included in the SEC Documents (as amended or supplemented by any later filed SEC Document filed and publicly available prior to January 1, 2000), comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in notes thereto) and fairly present the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents, neither the Company nor any Subsidiary has any obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise) either (i) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and the Subsidiaries or in the notes thereto or (ii) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect whether or not required by generally accepted accounting principles to be provided or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles; other than liabilities and obligations reflected or reserved against in the consolidated financial statements of the Company and its consolidated subsidiaries included in the Company's quarterly report on Form 10-Q for the quarter ended December 31, 1999, or incurred since the date of the balance sheet included in such financial statements in the ordinary course of business which are not individually or collectively material to the Company and the Subsidiaries taken as a whole.

     (b) At the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders' Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder except that the Company makes no representation, warranty or covenant with respect to any written information supplied by the Purchasers specifically for inclusion in the Proxy Statement.

     3.10 Absence of Certain Changes or Events.  Except as disclosed in the SEC
          ------------------------------------
Documents, since January 1, 2000, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and there has not occurred any event, condition, circumstance, change or development (whether or not in the ordinary course of business) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.10 hereto or as disclosed in
                                      -------------
any SEC Documents filed with the SEC and publicly available prior to January 1, 2000, since January 1, 2000, there has not been (i) any change by the Company in its accounting methods, principles or practices, (ii) any revaluation by the Company of any of its or any Subsidiary's material assets, including but not limited to, writing down the value of any Rights to Receive other than in the ordinary course of business consistent with past practice, (iii) any entry outside the ordinary course of business by the Company or any Subsidiary into any commitments or transactions material, individually or in the aggregate, to the Company and the Subsidiaries taken as a whole, (iv) any declaration, setting aside or payment of any dividends or distributions in respect of the shares of Common Stock or, any redemption, purchase or other acquisition of any of its securities, other than semi-annual cash dividends of $.02 per share on outstanding Common Stock consistent with past practices, (v) any grant or issuance of any Equity Securities of the Company or any Subsidiary; or (vi) any increase in, establishment of or amendment of any Employment, Consulting or Severance Agreement, bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officers or employees of the Company or any Subsidiary, except for increases in compensation in the ordinary course of business consistent with past practice.

     3.11 Absence of Litigation; Compliance.  Except as set forth on Schedule
          ---------------------------------                          --------
3.11 hereto or as disclosed in any SEC Documents filed with the SEC and publicly
----
available prior to January 1, 2000, there are no suits, claims, actions, proceedings or investigations pending or, to the

Company's knowledge, overtly threatened against the Company or any Subsidiary, or any properties or rights of the Company or any Subsidiary, before any arbitrator or Governmental Entity, that (i) if determined adversely to the Company or any Subsidiary could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) seek to delay or prevent the consummation of the transactions contemplated by this Agreement or any other Transaction Document. Neither the Company nor any Subsidiary nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which in the future could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or could prevent or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document. Neither the Company nor any Subsidiary is in violation of, nor has the Company or any Subsidiary violated, any applicable provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligations to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary or any of their respective properties are bound or affected except for any such violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Documents filed with the SEC and publicly available prior to January 1, 2000, the Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity (including, without limitation, with respect to employment and employment practices, immigration laws relevant to employment, and terms and conditions of employment and wages and hours) except for any failures to comply which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Documents filed with the SEC and publicly available prior to January 1, 2000, no investigation by any Governmental Entity with respect to the Company or any Subsidiary is pending or threatened.

     3.12  Material Contracts; Defaults.  All material Contracts (other than
           ----------------------------
Employment, Consulting or Severance Agreements) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets may be bound (the "Material Contracts") have been filed with or described in the Company's SEC Documents. Neither the Company nor any Subsidiary is, or has received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract, except for those defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default by the Company or any Subsidiary or, to the Company's knowledge, by any other party. To the Company's knowledge, no party to any Material Contract has threatened to terminate such Material Contract (or modify such Material Contract in a manner detrimental to the Company or any Subsidiary).

     3.13  Intellectual Property.  The Company and each of its Subsidiaries
           ---------------------
owns, or is licensed to use (in each case, free and clear of any Liens) all patents, trademarks, trade names, copyrights, technology, know-how, trade secrets, processes and computer software (including, without limitation, all documentation and source and object codes with respect to such software) used in or necessary for the conduct of its business as currently conducted which are material to the business, operations, assets, prospects, financial condition or results of operations of the

Company and its Subsidiaries taken as a whole. To the Company's knowledge, the use of such patents, trademarks, trade names, copyrights, technology, know-how, trade secrets, processes and computer software (including, without limitation, all documentation and source and object codes with respect to such software) by the Company and its Subsidiaries does not infringe or otherwise violate the rights of any person. To the Company's knowledge, no person is infringing any right of the Company or any Subsidiary with respect to any such patents, trademarks, trade names, copyrights, technology, know-how, processes or computer software (including, without limitation, all documentation and source and object codes with respect to such software).

     3.14  Vote Required. The affirmative vote of the holders of no more than a
           -------------
majority of the outstanding shares of Common Stock and the Series A Preferred Stock, voting together as a class, is the only vote of the holders of any class or series of capital stock or other Equity Securities of the Company necessary to approve the issuance and sale of the Second Tranche Shares and the Second Tranche Warrants.

     3.15  Takeover Status. No "fair price", "moratorium", "control share
           ---------------
acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws or applicable stock exchange rules or regulations, including, without limitation, Section 203 of the Delaware General Corporation Law, applicable to the Company or any Subsidiary is applicable to the transactions contemplated hereby or by any other Transaction Document, taken individually or in the aggregate.

     3.16  Compliance with Securities Laws. The Company has not taken, and will
           -------------------------------
not take, any action which would subject the issuance and sale of the Shares, the Warrants and/or the Warrant Shares pursuant to this Agreement to the provisions of Section 5 of the Securities Act, or violate the registration or qualification provisions of any securities or blue sky laws of any applicable jurisdiction, and, based in part on the representations of the Purchasers in
Section 4.5, the sale of the Shares and the Warrants pursuant to this Agreement and the issuance of the Warrant Shares from time to time upon exercise of the Warrants complies with all applicable requirements of applicable federal and state securities and blue sky laws.

     3.17  Brokers. No broker, finder, investment banker or other person is
           -------
entitled to receive from the Purchasers any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Company Transaction Documents based upon arrangements made by or on behalf of the Company.


                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each of MP II, ValueVision, Mangone and Bank hereby severally, but not jointly, represents, warrants and covenants to the Company, with respect to itself or himself, on the date of this Agreement and again on each of the Closing Dates, which representations and warranties shall survive the Closings, as follows:

     4.1  Organization. MP II is a limited partnership duly organized, validly
          ------------
existing and in good standing under the laws of the jurisdiction in which it is organized. ValueVision is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

     4.2  Authority Relative to This Agreement, etc. Each of MP II, ValueVision,
          ------------------------------------------
Mangone and Bank, as applicable, has the requisite power and authority to execute and deliver this Agreement, the Investment Agreement, the Co-Sale and Voting Agreement and all other documents, instruments and other writings to be executed and/or delivered by or on behalf of MP II, ValueVision, Mangone and/or Bank to the Company or any of its representatives in connection with the transactions contemplated hereby or thereby (collectively, "Purchaser Transaction Documents"), to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of each of the Purchaser Transaction Documents by MP II and ValueVision and the consummation by MP II and ValueVision of the transactions contemplated hereby and thereby have been duly authorized by the general partner of MP II and an authorized officer of ValueVision, and no other proceedings on the part of MP II or ValueVision, are necessary to authorize the execution, delivery and performance of the Purchaser Transaction Documents or the transactions contemplated hereby or thereby. Each of the Purchaser Transaction Documents has been duly executed and delivered by MP II, ValueVision, Mangone and/or Bank, as the case may be, and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of MP II, ValueVision, Mangone and/or Bank, as the case may be, enforceable against MP II, ValueVision, Mangone and/or Bank, as the case may be, in accordance with its terms.

     4.3  No Conflict; Required Filings and Consents. The execution, delivery
          ------------------------------------------
and performance of the Purchaser Transaction Documents by MP II, ValueVision, Mangone or Bank, as the case may be, does not and will not: (i) conflict with or violate the organizational documents of MP II or ValueVision, as the case may be; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to MP II, ValueVision, Mangone or Bank, as the case may be, or by which any of their properties are bound or affected; (iii) require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity (other than any filing required under Section 13(a) or (d), 14, 15(d) or 16(a) of the Exchange Act); or (iv) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the property or assets of MP II, ValueVision, Mangone or Bank, as the case may be, pursuant to, any Contract, Permit or other instrument or obligation to which MP II, ValueVision, Mangone or Bank, as the case may be, is a party or by which MP II, ValueVision, Mangone or Bank, as the case may be, or any of its properties are bound or affected, except, in the case of clauses (ii), (iii) and
(iv), for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to impair or delay the ability of MP II, ValueVision, Mangone or Bank, as the case may be, to perform its obligations under this Agreement.

     4.4  Brokers. No broker, finder, investment banker or other person is
          -------
entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Purchaser Transaction Documents based upon arrangements made by or on behalf of MP II, ValueVision, Mangone or Bank.

     4.5  Investment Intent. Each of MP II, ValueVision, Mangone and Bank (i)
          -----------------
agrees that the Shares, the Warrants and the Warrant Shares have not been registered under the Securities Act or any state securities laws and may not be sold or transferred except pursuant to a registration statement or pursuant to an exemption from the Securities Act, (ii) is purchasing the Shares and the Warrants and will purchase the Warrant Shares for its own account for investment, and not with a view to, or for resale in connection with, any public distribution of the Shares, the Warrants or any Warrant Shares and (iii) agrees to include in any Schedule 13D filed with the SEC covering the Shares and the Warrant Shares a statement asserting their investment intent, such statement to be in a form that is reasonably satisfactory to the Company.

     4.6  Share Ownership. Except as set forth on the Purchasers' Schedule 4.6,
          ---------------                                         ------------
the Purchasers do not beneficially own any Equity Securities.

     4.7  Proxy Statement. The information supplied or to be supplied by MP II,
          ---------------
ValueVision, Mangone and Bank in writing specifically for inclusion in the Proxy Statement will not, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.8  Availability of Funds. MP II, ValueVision, Mangone and/or Bank has on
          ---------------------
hand and will have on each Closing Date sufficient funds to pay the Purchase Price then payable in accordance with the terms of this Agreement and all fees and expenses incurred in connection with the transactions contemplated hereby for which MP II, ValueVision, Mangone and/or Bank is responsible.

     4.9  MP II, ValueVision, Mangone and Bank not "Interested Stockholders".
          ------------------------------------------------------------------
Except to the extent that they may be deemed such by virtue of this Agreement and the Co-Sale and Voting Agreement, neither of MP II, ValueVision, Mangone and Bank, nor any of their affiliates, is an "interested stockholder" of the Company within the meaning of Section 203 of the Delaware General Corporation Law or
Article 7 of the Company's Certificate of Incorporation.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  Access to Information. The Purchasers are entitled to continue their
          ---------------------
due diligence investigation of the Company and the Subsidiaries, including without limitation, any business, legal, financial or environmental due diligence as the Purchasers deem appropriate. The Company will permit the Purchasers and their authorized representatives, accountants, attorneys, advisors and consultants full access to the Company's and the Subsidiaries' property and all records and other data with respect to the Company, the Subsidiaries, and their respective properties, assets, operations, sales and marketing activities, and products and services, as is reasonably requested, and will provide such assistance as is reasonably requested. Upon prior notification to the Company, the Purchasers are entitled to contact and communicate with employees, participating merchants (i.e., restaurants, other vendors and credit card companies), legal advisors and accountants of the Company and the Subsidiaries.

     5.2  Filings.  As promptly as practicable after the date of this Agreement,
          -------
the Company and the Purchasers shall make or cause to be made all filings and submissions under laws and regulations applicable to the Company and the Purchasers, if any, as may be required for the consummation of the transactions contemplated by this Agreement. The Purchasers and the Company shall coordinate and cooperate in exchanging such information and providing such reasonable assistance as may be requested by any of them in connection with the filings and submissions contemplated by this Section 5.2.

     5.3  Stockholders' Meeting.  The Company acting through the Board shall, in
          ---------------------
accordance with applicable law, as soon as practicable:

     (a) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders' Meeting") for the purpose of considering and taking action upon the Proxy Proposal;

     (b) include in the proxy statement (the "Proxy Statement") to be distributed to the Company's stockholders in connection with the Proxy Proposal, including any amendments or supplements thereto (which Proxy Statement shall be in form and content reasonably satisfactory to the Purchasers), the recommendation of the Board that the stockholders of the Company vote in favor of the approval of the Proxy Proposal;

     (c) provide a reasonable opportunity for the Purchasers and their counsel to review and provide comment on the Proxy Statement prior to its filing;

     (d) use its best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time and (ii) to obtain the necessary approvals by its stockholders of the Proxy Proposal; and

     (e) cause the Proxy Statement (i) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, provided that the Company makes no covenant with respect to any written information supplied by the Purchasers specifically for inclusion in the Proxy Statement.

     5.4  Board of Directors. At all times prior to the fifth anniversary of the
          ------------------
First Closing Date, the Company hereby agrees to take all action within its power to cause one person designated by MP II who is reasonably acceptable to the Independent Directors ("MP II Designee") to be appointed to the Board of Directors of the Company (the "Board"). The MP II Designee shall serve on the Board for as long as the Shares and Warrant Shares held by the Purchasers constitute at least 5% of the combined voting power of the Company's voting securities.

     5.5  Agreement to Cooperate; Further Assurances.  Subject to the terms and
          ------------------------------------------
conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including providing information and using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings. In case at any time after the Closing Dates any further action is necessary or desirable to transfer any Shares, the Warrants or the Warrant Shares to the Purchasers or otherwise to carry out the purposes of this Agreement and the other Transaction Documents, the Company and the Purchasers shall execute such further documents and shall take such further action as shall be necessary or desirable to effect such transfer and to otherwise carry out the purposes of this Agreement and the other Transaction Documents, in each case to the extent not inconsistent with applicable law.

     5.6  Public Announcements.  Any public announcement made by or on behalf of
          --------------------
any Purchaser or the Company prior to the termination of this Agreement pursuant to Article VII hereof concerning this Agreement, the transactions described herein or in any other Transaction Document or any other aspect of the dealings heretofore had or hereafter to be had between the Company and the Purchasers and their respective Affiliates must first be approved in writing by the other (any such approval not to be unreasonably withheld), subject to the Company's obligations under applicable law or New York Stock Exchange rules and listing requirements as a public company (but the Company shall use its best efforts to consult with the Purchasers as to all such public announcements).

     5.7  Notification of Certain Matters. The Company shall promptly provide
          -------------------------------
the Purchasers (or their counsel) with copies of all filings made by the Company with the SEC or any other Governmental Entity in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

     5.8  Representations and Warranties. The Company shall give prompt notice
          ------------------------------
to the Purchasers, and the Purchasers shall give prompt notice to the Company, of (a) any representation or warranty made by such party contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect prior to the Closings or
(b) the failure by such party prior to the Closings to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.9  Use of Proceeds.  Unless otherwise approved by the Board, the proceeds
          ---------------
raised by the Company pursuant to this Agreement shall be used solely for the development of iDine.

     5.10 Indemnification and Insurance.
          -----------------------------

     (a) The Certificate of Incorporation and By-Laws of the Company shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of the Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights to indemnification thereunder of any current or future directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws as in effect on the First Closing Date and regardless of whether the First Closing occurs, indemnify and hold harmless each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any out of pocket costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative incurred by such person by reason of the fact that such person is or was an Indemnified Party, (x) arising out of or pertaining to the transactions contemplated by this Agreement and the other Transaction Documents or (y) otherwise with respect to any acts or omissions occurring on or prior to the First Closing Date, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws as in effect on the First Closing Date or any Material Contract containing an agreement concerning indemnification of any Indemnified Parties. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the First Closing
Date), (i) any counsel retained by the Indemnified Parties for any period after the First Closing Date shall be reasonably satisfactory to the Company, (ii) after the First Closing Date, the Company shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, provided the Indemnified Parties first deliver to the Company a written undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified by the Company under this Section 5.10, and (iii) the Company will cooperate in the defense of any such matter; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain (in addition to local counsel) only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (c) For as long as the MP II Designee serves on the Board, the Company shall maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those now applicable to directors and officers of the Company.

     (d) The obligations of the Company under this Section 5.10 shall survive the First Closing, are intended to benefit the Company and the Indemnified Parties, shall be binding on all successors and assigns of the Company and shall be enforceable by the Indemnified Parties.


                                  ARTICLE VI

                        CONDITIONS AND SCHEDULE UPDATES

     6.1  Conditions to Obligation of Each Party.  The respective obligations of
          --------------------------------------
each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to each of the Closing Dates of the following conditions:

          (a) No temporary restraining order, preliminary or permanent injunction or other order or decree by any court of competent jurisdiction which prevents the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or imposes material conditions with respect thereto shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

          (b) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Governmental Entity which would prevent the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or impose material conditions with respect thereto;

          (c) All orders, consents and approvals of Governmental Entities legally required for the consummation of the transactions contemplated by this Agreement or the other Transaction Documents shall have been obtained and be in effect at each of the Closing Dates;

          (d) The Shares and the Warrant Shares to be issued at each of the Closings shall have been approved for listing by the New York Stock Exchange upon official notice of issuance; and

          (e) Only with respect to the Second Closing, the Proxy Proposal shall have received Stockholder Approval.

     6.2  Condition to Obligations of the Company. The obligation of the Company
          ---------------------------------------
to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to each of the Closing Dates (except as noted below) of the following additional conditions:

          (a) The Purchasers shall have performed in all material respects all obligations by the Purchasers required to be performed at or prior to the Closing Dates, and the representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and true and correct (if so qualified) on and as of the date of this Agreement and at and as of the Closing Dates as if made at and as of each Closing Date, except to the extent that any such representation or warranty expressly relates to another date (in which case, as of such date) and the Company shall have received a certificate signed on behalf of each of MP II, ValueVision, Mangone and/or Bank, to such effect;

          (b) No action or proceeding shall be pending against the Company or the Purchasers before any court of competent jurisdiction to prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

          (c) All consents, approvals, authorizations and permits of, actions by, filing with or notifications to, Governmental Entities and third parties required in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained, taken or made;

          (d) The Purchasers shall have executed and delivered to the Company the Investment Agreement, and such Investment Agreement shall be in full force and effect; and

          (e) The Purchasers shall have executed and delivered to the Company the Co-Sale and Voting Agreement, and such Co-Sale and Voting Agreement shall be in full force and effect.

     6.3  Conditions to Obligations of the Purchasers. (a) The obligations of
          -------------------------------------------
the Purchasers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the First Closing Date of the following additional conditions:

          (i) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Dates, and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and true and correct (if so qualified) on and as of the date of this Agreement and at and as of the Closing Dates (as modified by the matters or circumstances reflected in the Updated Schedules, if any, provided by the Company to the Purchasers in accordance with Section 6.4 hereof) as if made at and as of each Closing Date, except to the extent that any such representation or warranty expressly relates to another date (in which case, as of such date) and the Purchasers shall have received a certificate from the Company signed by an executive officer, to such effect;

          (ii) No action or proceeding shall be pending against the Company or the Purchasers before any court of competent jurisdiction which action or proceeding has been brought by a Governmental Entity and which is reasonably likely to have a Material

     Adverse Effect or to prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

          (iii) All consents, approvals, authorizations and permits of, actions by, filings with or notifications to, Governmental Entities and third parties required in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained, taken or made;

          (iv) The Purchasers shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to the Company, containing the opinions in the form attached hereto as Exhibit B with such provisions concerning scope of
                        ---------
     firm's inquiry, law covered by opinion, reliance by the firm, assumptions, definition of firm's "knowledge", qualifications, limitations and similar matters as shall be reasonably acceptable to the Company;

          (v) The Company shall have executed and delivered to the Purchasers the Investment Agreement, and such Investment Agreement shall be in full force and effect;

          (vi) The Company shall have executed and delivered to the Purchasers the Co-Sale and Voting Agreement, and such Co-Sale and Voting Agreement shall be in full force and effect; and

          (vii) The Company shall have reached agreement with other investors, including Gene Henderson and Greg Robitaille, reasonably acceptable to the Purchasers to invest at least $3,000,000 in the securities of the Company on terms no more favorable than those of the Purchasers.

     (b) The obligations of the Purchasers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Second Closing Date of the following additional conditions:

          (i) No action or proceeding shall be pending against the Company or the Purchasers before any court of competent jurisdiction which action or proceeding has been brought by a Governmental Entity and which is reasonably likely to have a Material Adverse Effect or to prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated by this Agreement or the other Transaction Documents; and

          (ii) All consents, approvals, authorizations and permits of, actions by, filings with or notifications to, Governmental Entities and third parties required in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained, taken or made.

     6.4  Schedule Updates.  At any time prior to two (2) business days prior to
          ----------------
the First Closing, the Company shall be entitled to update any schedule referred to in Article III of this Agreement or add new schedules not referred to in or contemplated by Article III by written notice to the Purchasers if necessary in order to make the corresponding representations and warranties true and correct as of the First Closing Date; provided that such updated or new Schedules may only reflect changes in circumstances or matters arising subsequent to the date of the execution of this Agreement that are not the result of any action undertaken, or failure to act, by the Company or the Subsidiaries in breach of any provision of this Agreement (any such updated or new schedules, "Updated Schedules"); it being understood that the Company shall not be entitled to reflect in any Updated Schedules any circumstances, matters or facts which were in existence as of or prior to the date of this Agreement, whether or not the Company knew or should have known of such circumstances, matters or facts as of the date of this Agreement). If, in accordance with the immediately preceding sentence, new schedules are added, the applicable section or subsection of Article III corresponding to such new schedule shall be read to include the words "except as set forth in Schedule [insert applicable section or subsection number]" or words of similar meaning to appropriately connote the modifications created by such new schedule. The delivery of any Updated Schedules pursuant to this Section 6.4 shall not cure any breach of any representation, warranty or covenant made in this Agreement as of the date of this Agreement.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1  Termination.  This Agreement may be terminated and the transactions
          -----------
contemplated by this Agreement may be abandoned at any time prior to either Closing Date:

          (a)  By mutual written consent of the Purchasers and the Company;

          (b) By the Purchasers if there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) business days following receipt by the breaching party of notice of such breach; or

          (c) By the Company, if there has been a material breach by the Purchasers of any representation, warranty, covenant or agreement set forth in this Agreement which breach has not been cured within ten (10) business days following receipt by the breaching party of notice of such breach.

     7.2  Termination Prior to the Second Closing.  This Agreement may be
          ---------------------------------------
terminated with respect to the Second Closing, and the transactions contemplated by this Agreement in connection with the Second Closing may be abandoned at any time prior to the Second Closing Date:

          (a) By the Purchasers, upon notice to the Company, if the Second Closing shall not have occurred on or before the one hundred twentieth (120th) day following the First Closing, unless the absence of such occurrence shall be due to the failure of the Purchasers to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Second Closing;

          (b) By the Purchasers or the Company, upon notice to the other, if the Company's stockholders fail to adopt the Proxy Proposal at the Stockholders' Meeting; or

          (c) By the Purchasers, if the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of the Proxy Proposal in a manner adverse to the Purchasers or shall have resolved to do so.


                                 ARTICLE VIII

                                INDEMNIFICATION

     8.1  General. From and after the First Closing, the parties shall indemnify
          -------
each other as provided in this Article VIII. No specifically enumerated indemnification obligation with respect to a particular subject matter as set forth below shall limit or affect the applicability of a more general indemnification obligation as set forth below with respect to the same subject matter. For the purposes of this Article VIII, each party shall be deemed to have remade all of its representations, warranties and covenants contained in this Agreement at the First Closing with the same effect as if originally made at such Closing, except that the Purchasers shall be deemed to have remade the representations and warranties contained in Section 4.5 and Section 4.9 at the Second Closing with the same effect as if originally made at such Closing. No Person which may be subject to an indemnification obligation under this Article VIII shall be entitled to require that any action be brought against any other Person before action is brought against it hereunder by a Person seeking indemnification by such Person.

     8.2  The Company's Indemnification Obligations. The Company shall
          -----------------------------------------
indemnify, save and keep harmless each of MP II, ValueVision, Mangone and Bank and each of their respective officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of any inaccuracy in, breach of or other failure to comply with any representation, warranty or covenant made by the Company in this Agreement or any other Company Transaction Document. A claim for indemnification under this Section 8.2 must be asserted by notice delivered to the Company within ninety (90) days after the Company files with the SEC its Annual Report on Form 10-K for the year ended September 30, 2001 (such ninetieth (90th) day, hereinafter the "Survival Date"); provided, however, that any claims for any inaccuracy in, breach of or other failure to comply with any representation, warranty or covenant made by the Company under Section 3.1, Section 3.5 or
Section 3.15 may be made at any time prior to the expiration of any statute of limitations, if any, applicable to such claims. Notwithstanding anything to the contrary in this Agreement, no investigation or lack of investigation by any Purchaser, nor any disclosure in any Schedule hereto or knowledge of any Purchaser as to any indemnifiable matters referred to in this Section 8.2, shall in any way limit the Company's indemnification obligations hereunder.

     8.3  The Purchasers' Indemnification Obligations. Each of MP II,
          -------------------------------------------
ValueVision, Mangone and Bank, severally and not jointly, shall indemnify, save and keep harmless the

Company and its officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of any inaccuracy in, breach of or failure to comply with any representation and warranty made by such Purchaser to the Company in this Agreement or in any other Purchaser Transaction Document. A claim for indemnification under this Section 8.3 must be asserted by notice delivered to the party from whom indemnification is sought no later than the Survival Date. Notwithstanding anything to the contrary in this Agreement, no investigation or lack of investigation by the Company, nor the knowledge of the Company as to any indemnifiable matters referred to in this Section 8.3, shall in any way limit any Purchaser's indemnification obligations hereunder.

     8.4  Disputes; Mediation.
          -------------------

     (a) If the recipient of a notice of a claim for indemnification under either Section 8.2 or 8.3 desires to dispute such claim, it shall, within fourteen (14) days after notice of the claim of loss against it or a notice of dispute is given, give a counter notice, setting forth the basis for disputing such claim, to the Purchasers or the Company, as the case may be. If no such counter notice is given within such fourteen (14) day period, or if the Purchasers or the Company, as the case may be, acknowledge liability for indemnification, then such loss shall be promptly satisfied.

     (b) If the dispute is not promptly resolved, then, within fourteen (14) days after delivery of the counter notice, or at such later time as may be mutually agreed upon by the parties, the parties shall meet in person to discuss and negotiate in good faith a resolution to the dispute. The meeting shall be conducted in Chicago, Illinois or such other place as may be mutually agreed upon by the parties.

     (c) If the dispute is not resolved within thirty (30) days after the first meeting of the parties referred to in Section 8.4(b), the parties shall initiate a voluntary, nonbinding mediation conducted by a mutually agreed upon mediator. If the parties are unable to agree upon a mediator, they shall request the clerk of the Circuit Court of Cook County, Illinois to appoint a mediator for them. Each of the parties shall bear their own costs and expenses (including attorneys' fees) and their proportionate share of any other costs, fees or expenses associated with this mediation and endeavor in good faith to resolve their differences. The mediation shall be conducted in Chicago, Illinois or such other place as may be mutually agreed upon by the parties.


                                  ARTICLE IX

                                  DEFINITIONS

     "Affiliate" shall mean, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

     "Common Stock" means the common stock, $.02 par value per share, of the Company.

     "Contract" means any contract, agreement, commitment, indenture, lease, note, bond, mortgage, license, plan, arrangement or understanding, whether written or oral.

     "Co-Sale and Voting Agreement" means that certain Co-Sale and Voting Agreement, dated as of even date herewith, among Samstock, L.L.C., the Purchasers and the Company.

     "Damages" means all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any of the foregoing.

     "Employment, Consulting or Severance Agreements" means all oral and written
(i) agreements for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee of the Company or any Subsidiary, (ii) consulting, independent contractor or similar agreements, and (iii) policies, agreements, arrangements or understandings relating to the payment or provision of severance, termination or similar pay or benefits to any present or former employees, officers, directors, consultants, independent contractors or other agents of the Company or any Subsidiary (including, without limitation, the Company's Senior Executive Severance Policy, any successor thereto or any similar plan).

     "Equity Securities" means, with respect to the Company or any Subsidiary, as the case may be, (i) any class or series of common stock, preferred stock or other capital stock, whether voting or non-voting, including, without limitation, with respect to the Company, Common Stock and Preferred Stock, (ii) any other equity securities issued by the Company or such Subsidiary, as the case may be, whether now or hereafter authorized for issuance by the Company's or such Subsidiary's, as the case may be, Certificate of Incorporation, (iii) any debt, hybrid or other securities issued by the Company or such Subsidiary, as the case may be, which are convertible into, exercisable for or exchangeable for any other Equity Securities, whether now or hereafter authorized for issuance by the Company's or such Subsidiary's, as the case may be, Certificate of Incorporation, (iv) any equity equivalents (including, without limitation, stock appreciation rights, phantom stock or similar rights), interests in the ownership or earnings of the Company or such Subsidiary, as the case may be, or other similar rights, (v) any written or oral rights, options, warrants, subscriptions, calls, preemptive rights, rescission rights or other rights to subscribe for, purchase or otherwise acquire any of the foregoing, (vi) any written or oral obligation of the Company or such Subsidiary, as the case may be, to issue, deliver or sell, any of the foregoing, (vii) any written or oral obligations of the Company or such Subsidiary, as the case may be, to repurchase, redeem or otherwise acquire any Equity Securities, and (viii) any bonds, debentures, notes or other indebtedness of the Company or such Subsidiary, as the case may be, having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the stockholders of the Company or such Subsidiary, as the case may be, may vote.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fully Diluted Common Stock" means the total number of shares of Common Stock outstanding after taking into account the following: (i) all shares of Common Stock outstanding (exclusive of the Shares); (ii) all Shares and Warrant Shares (assuming full exercise of the Warrants and issuance of all Warrant Shares); (iii) all shares of Common Stock issuable upon conversion, exchange or other exercise of the Company's Equity Securities outstanding; and (iv) adjustments needed to account or adjust for stock splits, stock dividends, recapitalizations, recombinations and similar events.

     "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic (federal, state or local) or foreign.

     "iDine" means iDine.com, Inc., a Delaware corporation and a wholly owned subsidiary of the Company established to develop an internet based dining business.

     "Independent Directors" means directors of the Company who (i) are not current or former employees or officers of the Company, (ii) are not holders of more than 5% of the outstanding Common Stock, and (iii) have no financial interest in and are not otherwise associated with the Purchasers, the Company, any Subsidiary or any holder of more than 5% of the outstanding Common Stock or any of their respective Affiliates, excluding however any equity interest of not more than 2% of any publicly-held entity other than the Company. The term "associated" means having a business, financial or familial relationship that might reasonably be expected to affect the individual's judgment with respect to matters in which the associated person might be interested.

     "Investment Agreement" means that certain Investment Agreement, dated as of even date herewith, among the Company and the Purchasers.

     "Lien" means any preemptive or similar rights of any third party, purchase options, calls, proxies, voting trusts, voting agreements, judgments, pledges, charges, assessments, levies, escrows, rights of first refusal or first offer, transfer restrictions, mortgages, indentures, claims, liens, equities, mortgages, deeds of trust, deeds to secure debt, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise, other than any created by the Purchasers or the Purchaser Transaction Documents.

     "Material Adverse Effect" means a material adverse effect (or any development which could reasonably be expected to have a material adverse effect) on the business, operations, assets, financial or other condition, results of operations or prospects of the Company and the Subsidiaries, taken as a whole, or that could reasonably be expected to impair or delay the ability of the Company to perform its obligations under this Agreement.

     "Permit" means any permit, certificate, consent, approval, authorization, order, license, variance, franchise or other similar indicia of authority issued or granted by any Governmental Entity.

     "Person" or "person" means any individual, corporation, partnership, limited liability partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Entity, or any agency or political subdivision thereof, or any other entity.

     "Preferred Stock" means the preferred stock, $.10 par value per share, of the Company.

     "Proxy Proposal" means the following proposal to be included in the Proxy Statement for Stockholder Approval: the issuance and sale of the Second Tranche Shares and Second Tranche Warrants.

     "Securities Act" means the Securities Act of 1933, as amended.

     "SEC" means the Securities and Exchange Commission.

     "Series A Preferred Stock" means the Series A Senior Convertible Redeemable Preferred Stock, par value $.10 per share, of the Company.

     "Stockholder Approval" means the requisite approval of the Company's stockholders under the Company's Organizational Documents and the Delaware General Corporation Law for the Proxy Proposal.

     "Subsidiary" means each of (i) Transmedia Restaurant Company Inc., a Delaware corporation, (ii) TMN International Incorporated, a Delaware corporation, (iii) Transmedia Service Company Inc., a Delaware corporation, and
(iv) iDine.

     "Transaction Document" means any Company Transaction Document and any Purchaser Transaction Document.


                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Restrictive Legend.  The Purchasers agree to the placing on the
          ------------------
certificates representing the Shares or the Warrant Shares of a legend, in substantially the following form:

          "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise disposed of unless (i) there is an effective registration statement under such Act and such laws covering such securities or (ii) such sale, transfer, assignment, offer, pledge or other disposition is exempt from the registration and prospectus delivery requirements of such Act and such laws. The securities evidenced by this certificate are subject to the restrictions on transfer contained in the Investment Agreement dated as of April 28, 2000, and the Co-Sale and Voting Agreement dated as of April 28, 2000, in each case, to which the Company is a party, as amended, supplemented or otherwise modified from time to time, and may not be transferred except in compliance therewith."

     10.2 Notices.  All notices, and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile, to the appropriate address or facsimile number set forth below (or at such other address or facsimile number for a party as shall be specified by like notice):

               if to any Purchaser, at their respective addresses set forth on the signature pages hereto.

               with an additional copy to:

               Altheimer & Gray
               10 South Wacker Drive, Suite 4000
               Chicago, IL  60606
               Attention: Michael Altman, Esq.
               Fax: (312) 715-4800

               if to the Company:

               Transmedia Network Inc.
               11900 Biscayne Boulevard
               Miami, Florida  33181
               Attention: Chief Executive Officer
               Fax: (305) 892-3342

               with a copy to:

               Morgan, Lewis & Bockius LLP
               101 Park Avenue
               New York, New York  10178
               Attention: Stephen P. Farrell, Esq.
               Fax: (212) 309-6273

     10.3 Expenses.  Except as otherwise provided in this Agreement, the Company
          --------
shall bear all fees and expenses incurred by the Company or any Subsidiary in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the other Company

Transaction Documents and the consummation of the transaction contemplated hereby and thereby, including attorneys', accountants' and other professional fees and expenses. The Purchasers shall bear all fees and expenses incurred by the Purchasers in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the other Purchaser Transaction Documents and the consummation of the transaction contemplated hereby and thereby, including attorneys', accountants' and other professional fees and expenses.

     10.4 Severability.  If any term or other provision of this Agreement is
          ------------
invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible

     10.5 Entire Agreement; Amendment; Waiver; Assignment; Nature of
          ----------------------------------------------------------
Obligations.  This Agreement, together with the other Transaction Documents,
-----------
constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that, notwithstanding the foregoing, MP II, ValueVision, Mangone or Bank may assign its or their rights and obligations hereunder to (i) any controlled Affiliate of MP II, ValueVision, Mangone or Bank, (ii) any partner of MP II, (iii) any Affiliate of any partner of MP II, (iv) any family member of Mangone or Bank or
(v) any trust established for the benefit of any family member of Mangone or Bank (each of (i), (ii), (iii), (iv) and (v), a "Permitted Assignee"), upon the receipt by the Company of the written agreement of any such Permitted Assignee to be bound by the terms of each of the Purchaser Transaction Documents; provided further, however, that no such assignment shall relieve the assigning party of any of its liabilities or obligations under this Agreement. Any attempted assignment which does not comply with the provisions of this Section
10.5 shall be null and void ab initio.
                            -- ------

     10.6 Parties in Interest.  Subject to the provisions regarding assignment
          -------------------
in Section 10.5 above, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     10.7  Publicity. Neither the Company nor the Purchasers will make or issue,
           ---------
or cause to be made or issued, any announcement or written statements concerning the Transaction Documents or the transactions contemplated thereby for dissemination to the general public without the prior written consent of the Company or the Purchasers, as appropriate, which consent shall not be unreasonably withheld. This provision will not apply to any announcement or written statement required to be made by law or the regulations of the SEC, the New York Stock Exchange or the NASDAQ Stock Exchange, except that the party required to make such announcement will, whenever practicable, consult with the other parties hereto concerning the timing and content of such announcement before such announcement is made.

     10.8  Governing Law. This Agreement shall be governed and controlled as to
           -------------
validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State.

     10.9  Headings.  The descriptive headings contained in this Agreement are
           --------
included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.10 Interpretation.  Unless the context requires otherwise, all words
           --------------
used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender (including neutral gender) shall extend to and include all genders.

     10.11 Counterparts. This Agreement may be executed in two or more
           ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     10.12 Jurisdiction and Service of Process. THE COMPANY AND THE PURCHASERS
           -----------------------------------
HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE AND IRREVOCABLY AGREE THAT, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT WHICH MAY BE LITIGATED SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE COMPANY AND THE PURCHASERS ACCEPTS FOR SUCH PARTY AND IN CONNECTION WITH SUCH PARTY'S PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE COMPANY AND THE PURCHASERS AGREES TO ACCEPT SERVICE OF ALL PROCESS BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY EACH SUCH PARTY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. IF ANY AGENT APPOINTED BY THE COMPANY OR THE PURCHASERS REFUSES TO ACCEPT SERVICE, SUCH

PARTY HEREBY AGREES THAT SERVICE UPON SUCH PARTY BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE COMPANY OR THE PURCHASERS TO BRING PROCEEDINGS AGAINST THE COMPANY OR THE PURCHASERS IN THE COURTS OF ANY OTHER JURISDICTION.

     10.13  Trial. EACH OF THE COMPANY AND THE PURCHASERS HEREBY WAIVES SUCH
            -----
PARTY'S RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE COMPANY AND THE PURCHASERS ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY TO THIS AGREEMENT WITH RESPECT TO ANY ACTION COMMENCED BY ONE OF THEM AGAINST THE OTHER OF THEM. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE COMPANY AND THE PURCHASERS ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE COMPANY AND THE PURCHASERS FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH SUCH PARTY'S LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY'S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     IN WITNESS WHEREOF, the Purchasers and the Company have executed this Stock Purchase and Sale Agreement as of the date first above written.


                              THE PURCHASERS:

                              MINOTAUR PARTNERS II, L.P.
                              By:  Minotaur Partners II, L.L.C.
                              Its:  General Partner

                              By:  Minotaur Partners II, Inc.
                              Its:  Manager


                              /s/ Edward G. Finnegan, Jr.
                              ----------------------------------------
                              By: Edward G. Finnegan, Jr.
                              Its: Principal
                              Address: 150 South Wacker Drive
                                       -------------------------------
                                       Suite 470
                              ----------------------------------------
                                       Chicago, Illinois  60606
                              ----------------------------------------


                              VALUEVISION INTERNATIONAL INC.


                              /s/ Richard Barnes
                              ----------------------------------------
                              By: Richard Barnes
                              Its: Senior Vice President and
                                   Chief Financial Officer
                              Address: 6740 Shady Oak Road
                                       -------------------------------
                                       Eden Prairie, Minnesota  55344
                              ----------------------------------------

                              /s/ Dominic Mangone
                              ----------------------------------------
                              DOMINIC MANGONE
                              Address: 6N 271 James Court
                                       -------------------------------
                                       Medinah, Illinois  60157
                              ----------------------------------------

                              /s/ Raymond Bank
                              ----------------------------------------
                              RAYMOND BANK
                              Address: P.O. Box 106
                                       -------------------------------
                                       Butler, Maryland 21023
                              ----------------------------------------

                              COMPANY:

                              TRANSMEDIA NETWORK INC.


                              /s/ Gene M. Henderson
                              ----------------------------------------
                              By: Gene M. Henderson, President and
                                  Chief Executive Officer

                                                                      Schedule 1
                                                                      ----------

                       Minotaur Partners II, L.P.  ValueVision International Inc.  Dominic Mangone  Raymond Bank         TOTAL
First Purchase Price                  $3,212,297                       $  589,411         $294,706       $29,469    $4,125,882
First Tranche Shares                     704,065                          129,186           64,593         6,459       904,303
First Tranche Warrants                 1,408,130                          258,372          129,186        12,918     1,808,606

Second Purchase Price                 $2,237,706                       $  410,589         $205,294       $20,531    $2,874,120
Second Tranche Shares                    490,456                           89,992           44,996         4,500       629,944
Second Tranche Warrants                  980,912                          179,984           89,992         9,000     1,259,888

Purchase Price                        $5,450,002                       $1,000,000         $500,000       $50,000    $7,000,002
Shares                                 1,194,521                          219,178          109,589        10,959     1,534,247
Warrants                               2,389,042                          438,356          219,178        21,918     3,068,494